EXHIBIT 10.18

PLUMTREE SOFTWARE, INC.
PAUL CIANDRINI EMPLOYMENT AGREEMENT

This Agreement is entered into as of the date that this Agreement is fully executed by both Company and Executive (the “Effective Date”), by and between Plumtree Software, Inc., a Delaware corporation with its principal place of business located at 500 Sansome Street, San Francisco, California 94111 (the “Company”), and Paul Ciandrini, an individual (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as Chief Operating Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s President and Chief Executive Officer. Such duties will include, but may not be limited to, management of the Company’s sales, channels, services, marketing and product management departments. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company and refrain from professional practice other than for the account and benefit of the Company. For the duration of the Employment Term, Executive agrees not to engage in any business practice or action which Executive knows, or should know, could harm the business or reputation of the Company. Executive further agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”).

(c) Conflicts. Executive represents and warrants that Executive is not bound by or a party to any obligation or agreement that would or could prohibit or restrict Executive from being employed by the Company or from performing his duties to the Company under this Agreement. Executive represents and warrants that no dispute, action or claim is pending or has been threatened against Executive or Company by any third party in connection with any prior employment, with termination of any prior employment, or with his actual or prospective employment by the Company.

2. At-Will Employment.

The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive, as compensation for his services, a base salary at the annualized rate of $350,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding. The Board may review and/or adjust the Base Salary from time to time in its sale discretion; provided, however that Reduction of the Base Salary rate during the first two (2) years without Executive’s consent shall, at Executive’s election, constitute termination without Cause (but shall not waive or excuse any Cause).

(b) Signing Bonus. On the ninetieth (90th) calendar day following the Effective Date, Executive will receive a one-time bonus of $100,000; provided, however, that Executive’s right to receive such bonus will automatically terminate if Executive’s employment with the Company ends for Cause prior to the payment date.

(c) Executive Bonus Plan. Executive will be eligible for an initial target bonus of up to $400,000 per annum, to be paid pursuant to the terms and conditions of the Company’s Executive Bonus Plan as in effect from time to time at the discretion of the Board. Notwithstanding the foregoing, during the first two (2) calendar years of Executive’s employment with the Company (the “Minimum Bonus Period”), Executive will be entitled to a minimum bonus of $250,000 per annum (to be paid quarterly) (the “Minimum Bonus Rate”), notwithstanding the achievement of applicable performance targets set forth in the Executive Bonus Plan. Except as expressly set forth in Section 5(a) below (“Involuntary Termination”), Executive’s right to receive any performance bonus will terminate automatically as of the date Executive’s employment with the Company ends for any reason.

(d) First Option. The Company will recommend to the Board at the first Board meeting following the Effective Date that Executive be granted a stock option to purchase five hundred thousand (500,000) shares of the Company’s common stock at an exercise price equal to the closing bid price of the Company’s common stock on the NASDAQ National Market on the date of grant (the “First Option”). Subject to the accelerated vesting provisions set forth herein, the First Option will vest as to one forty-eighth (1/48th) of the shares subject to the First Option monthly after the Effective Date, so that the First Option will be fully vested and exercisable four (4) years from the Effective Date, subject to Executive’s continued service to the Company on the relevant vesting dates.

(e) Performance Option. The Company will recommend to the Board at the first Board meeting following the Effective Date that Executive be granted an additional stock option to purchase five hundred thousand (500,000) shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Performance Option”). Subject to the accelerated vesting provisions set forth herein, the Performance Option will vest as to one hundred (100%) percent of the shares subject to the Performance Option four (4) years from the Effective Date; provided, however that shares subject to the Performance Option may vest earlier upon the achievement of certain Company-based performance goals as set forth on the table below. Vesting of the Performance Option will in all cases be subject to Executive’s continued service to the Company on the relevant vesting dates.

Performance Option — Vesting Schedule

Number of shares subject to Performance Option to accelerate	Value that the closing bid price for the Company's common stock on the Nasdaq National Market (or at the successor exchange upon which the Company's shares of common stock are principally traded) needs to be greater than for thirty (30) consecutive trading days; provided, however, that such price target will be adjusted appropriately for any stock splits or stock dividends effected by the Company without receipt of commensurate consideration

125,000	$10
100,000	$18
100,000	$25
100,000	$35
75,000	$45

(f) General Option Terms. If Executive’s employment with the Company terminates for any reason (other than Executive’s death or permanent disability for which a longer term may apply), Executive’s right to exercise any vested shares subject to the First and Performance Options will expire ninety (90) days after such termination date. The First and Performance Options will be subject to the terms and conditions of the Company’s 2002 Stock Plan (the “Option Plan”) and the stock option agreements by and between Executive and the Company (the “Option Agreement”), all of which documents are incorporated herein by reference.

4. Employee Benefits.

During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company which is generally applicable to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, and life insurance. Executive understands that senior executives at the Company (Vice Presidents and above) currently do not accrue vacation time or paid time off but may take time off in their reasonable discretion as the necessities of the position permit. The Company reserves the right to cancel or change the vacation or benefit plans and programs it offers to its senior executives and employees at any time.

5. Severance.

(a) Involuntary Termination. If, within the first twelve (12) months of the Effective Date, Executive’s employment with the Company terminates other than voluntarily or for Cause, and Executive signs and does not revoke the Company’s standard release of claims, then Executive will be entitled to receive payments of severance pay at a rate equal to his Base Salary rate as then in effect, and Minimum Bonus Rate, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; provided, that such amount may be payable earlier in a lump-sum in the Company’s discretion. If at anytime following the first twelve (12) months of the Effective Date, Executive’s employment with the Company terminates other than voluntarily or for Cause, and Executive signs and does not revoke the Company’s standard release of claims, then Executive will be entitled to receive payments of severance pay at a rate equal to his Base Salary rate as then in effect, (and, if to the extent still within the Minimum Bonus Period, the Minimum Bonus Rate), for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; provided, that such amount may be payable earlier in a lump-sum in the Company’s discretion.

(b) Change of Control Severance. If, within six (6) months following a Change of Control, Executive’s employment with the Company (or its successor corporation) terminates other than voluntarily or for Cause, or if Executive is subject to a material reduction in compensation or responsibility, or if Executive is required to relocate more than seventy-five (75) miles from the Company’s then current headquarters then one hundred (100%) percent of any unvested shares subject to the First and Performance Options will immediately vest and become exercisable. Thereafter, the First and Performance Options will continue to be subject to the terms and conditions of the Option Plan and Option Agreements.

(c) Other Termination. If Executive’s employment with the Company terminates voluntarily by Executive, for Cause by the Company, due to Executive’s death or becoming permanently and totally disabled (as defined in accordance with Internal Revenue Code Section 22(e)(3) or its successor provision, or for any reason other than as set forth in Sections 6(a) and (b), then: (i) all vesting of the First and Performance Options will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned); and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if and as then in effect.

6. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as: (i) an act of material dishonesty made by Executive in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to a felony, or any misdemeanor that involves fraud, financial dishonesty, or moral turpitude; (iii) Executive’s gross misconduct, or any misconduct that involves fraud or financial dishonesty; (iv) Executive’s continued violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties; or (v) Executive’s breach or threatened breach of the Employee Invention and Proprietary Rights Agreement or other written agreement entered into by and between Executive and the Company.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of the total voting power, represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) (the date of) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a plan of complete liquidation of the Company that has been approved by the stockholders of the Company; or (iv) (the date of) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

7. Conditions of Employment.

Executive agrees to enter into the Company’s standard Employee Invention and Proprietary Rights Agreement (the “Invention Agreement”) upon commencing employment hereunder. Executive also agrees to provide the Company with: (i) accurate and complete information in the attached Employment Application and any supporting documentation; and (ii) a written acknowledgement of the Company’s policies and procedures as set forth in the Company’s Employee Handbook or otherwise provided to Executive in writing. This Agreement is contingent on the Company’s completion of a successful comprehensive background check of the Executive. As required by federal immigration law, Executive agrees to provide the Company with documentary evidence of Executive’s identity and eligibility for employment in the United States. Executive must provide such documentation to the Company within three (3) business days of the Effective Date, or Executive’s employment relationship with the Company hereunder will be terminated.

8. Assignment.

This Agreement will be binding upon and inure to the benefit of: (i) the heirs, executors and legal representatives of Executive upon Executive’s death; and (ii) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or by the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

9. Notices.

All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given: (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Plumtree Software, Inc.
500 Sansome Street
San Francisco, CA 94111
Attn: General Counsel

If to Executive:

At the last residential address known by the Company.

10. Severability.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

11. Arbitration.

In the event of any dispute or claim relating to or arising out of Executive’s employment with the Company or termination thereof (including, but not limited to, any claims of breach of contract, wrongful termination, harassment, or age, sex, race or other discrimination), Executive and the Company agree that to the maximum extent allowable by law, any and all such disputes will be fully and finally resolved only by binding arbitration conducted by the American Arbitration Association (the “AAA”). The AAA will administer the arbitration in accordance with its National Employment Dispute Resolution rules, as those rules are then in effect. Executive acknowledges that he has been encouraged to speak with an attorney prior to signing this Agreement, and that by accepting this Agreement Executive is waiving any right to a jury trial in any matter that the law permits to be resolved by arbitration. However, this Agreement will not apply to any disputes or claims by Executive or the Company relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information. The Company will incur all of the costs of the arbitration which would not ordinarily be borne by Executive had Executive filed a lawsuit in court. However, Executive and the Company agree that the prevailing party in any arbitration, or any lawsuit for the protection of trade secrets and proprietary information (and only in such matters), will be entitled to its attorneys’ fees and costs to the extent permissible by law.

12. Integration.

This Agreement, together with the Option Plan, Option Agreement and the Invention Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. Tax Withholding.

All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

14. Governing Law.

This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

15. Acknowledgment.

Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

PLUMTREE SOFTWARE, INC.

By:	/s/ John Kunze	Date:	March 16, 2004

John Kunze
President and Chief Executive Officer

By:	/s/ Rupen Dolasia	Date:	March 16, 2004

Rupen Dolasia
Chairman of the Board of Directors

EXECUTIVE:

By:	/s/ Paul Ciandrini	Date:	March 16, 2004

Paul Ciandrini